UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2024

Tenax Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34600	26-2593535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Glen Lennox Drive, Suite 300

Chapel Hill, North Carolina 27517

(Address of principal executive offices) (Zip Code)

919-855-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TENX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 11, 2024, Tenax Therapeutics, Inc. (the “Company”) received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) regarding compliance with Nasdaq Listing Rule 5550(a)(4) (the “Rule”) which requires the Company to have a minimum of 500,000 publicly held shares. The letter from Nasdaq indicated that according to its calculations, as of January 3, 2024, the day after the Company effected a 1-for-80 reverse split of its common stock, the Company no longer meets the requirements of the Rule.

This notice of noncompliance has no immediate impact on the continued listing or trading of the Company’s securities on the Nasdaq Capital Market, which will continue to be listed and traded on Nasdaq, subject to the Company’s compliance with the other Nasdaq continued listing requirements. In accordance with Nasdaq rules, we have until February 26, 2024 to provide the Staff with a specific plan to achieve and sustain compliance with all listing requirements of The Nasdaq Capital Market, including the time frame for completion of this plan. After reviewing our plan, Nasdaq will provide written notice of their decision. If Nasdaq does not accept our plan, we will have the opportunity to appeal their decision to a hearings panel.

We intend to consider options available to us to achieve compliance with the Nasdaq listing rules and provide our plan to Nasdaq by February 26, 2024. There can be no assurance that we will be able to achieve and sustain compliance with the publicly held shares requirement or will otherwise be in compliance with the other listing standards for The Nasdaq Capital Market.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c), (e)  On January 9, 2024, the Company’s Board of Directors (the “Board”) appointed Lawrence R. Hoffman as Interim Chief Financial Officer of the Company effective January 11, 2024 (the “Start Date”). Mr. Hoffman will be responsible for the Company’s accounting and finance functions and will serve as the Company’s principal financial officer and principal accounting officer beginning on the Start Date. Mr. Hoffman succeeds Eliot M. Lurier, who passed away in December 2023, in such roles.

Mr. Hoffman will provide services to the Company as an independent contractor pursuant to the Company’s existing consulting agreement with Danforth Advisors, LLC (the “Danforth Consulting Agreement”), filed as Exhibit 10.20 to the Company’s Form 10-K for the period ended December 31, 2021, and incorporated herein by reference. Pursuant to the Danforth Consulting Agreement, Danforth will receive cash compensation at a rate of $416 per hour for Mr. Hoffman’s services, which rate may be increased by up to 4% annually. The Danforth Consulting Agreement may be terminated by the Company or Danforth (a) with cause (as defined in the Danforth Consulting Agreement), immediately upon written notice to the other party or (b) without cause upon 30 days prior written notice to the other party.

Since November 2021, Mr. Hoffman has served as a consultant to several companies through Danforth, including as Interim Chief Financial Officer for SCYNEXIS, Inc. (Nasdaq: SCYX) from November 2021 until October 2022. Prior to joining Danforth, from February 2018 to October 2021, Mr. Hoffman was Chief Financial Officer of Sermonix Pharmaceuticals, Inc. Prior to that, Mr. Hoffman has held executive management positions at multiple public and private companies in the United States. Mr. Hoffman holds a B.S. in Business Administration from La Salle University, a J.D. from Temple University School of Law, an LL.M. (taxation) from Villanova University School of Law, and is a Certified Public Accountant in Pennsylvania.

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Mr. Hoffman, age 69, has no familial relationships with any executive officer or director of the Company. Other than his consultancy with the Company, there have been no transactions in which the Company has participated and in which Mr. Hoffman had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1

Consulting Agreement dated October 14, 2021, by and between Tenax Therapeutics, Inc. and Danforth Advisors, LLC (certain confidential portions (as indicated therein) of this exhibit have been omitted) (incorporated by reference to Exhibit 10.20 to the Company’s Form 10-K for the period ended December 31, 2021, filed with the SEC on March 29, 2022).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2024	Tenax Therapeutics, Inc.

By: /s/ Christopher T. Giordano
Christopher T. Giordano
President and Chief Executive Officer

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